Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-253293

Ford Motor Credit Company LLC

Final Term Sheet

6.950% Notes due 2026

Floating Rate Notes due 2026

7.350% Notes due 2030

6.950% Notes due 2026

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 3, 2023

Settlement Date:	January 6, 2023 (T+3)

Stated Maturity:	March 6, 2026

Principal Amount:	$1,300,000,000

Interest Rate:	6.950%

Benchmark Treasury:	4.000% due December 15, 2025

Benchmark Treasury Yield and Price:	4.153%; 99-18+

Yield to Maturity:	7.000%

Price to Public:	99.873% of principal amount plus accrued interest from January 6, 2023

Underwriting Discount:	0.600%

Net Proceeds (Before Expenses) to Issuer:	$1,290,549,000 (99.273%)

Interest Payment Dates:	Semi-annually on each March 6 and September 6, beginning March 6, 2023 (short first coupon)
Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to February 6, 2026 (one month prior to maturity date) (the “2026 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2026 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after February 6, 2026 (one month prior to maturity date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:	BofA Securities, Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC
Banco Bradesco BBI S.A.

ICBC Standard Bank Plc

Intesa Sanpaolo S.p.A.

NatWest Markets Securities Inc.

Co-Managers:

BBVA Securities Inc.

ING Financial Markets LLC

Santander Investment Securities Inc.

Truist Securities, Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Roberts & Ryan Investments, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397C43 / US345397C437

Floating Rate Notes due 2026

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 3, 2023

Settlement Date:	January 6, 2023 (T+3)

Stated Maturity:	March 6, 2026

Principal Amount:	$300,000,000

Price to Public:	100.000% of principal amount plus accrued interest from January 6, 2023

Interest Rate Basis:	Compounded SOFR

Spread:	+295 Basis Points

Interest Rate Calculation:	The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the Interest Rate (Compounded SOFR plus the Spread) for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360.

Interest Reset Dates:	Quarterly on March 6, June 6, September 6, and December 6 of each year, commencing March 6, 2023

Interest Payment Dates:	Quarterly on March 6, June 6, September 6, and December 6 of each year, commencing March 6, 2023 (short first coupon)

Underwriting Discount:	0.600%

Net Proceeds (Before Expenses) to Issuer:	$298,200,000 (99.400%)

Redemption Provision:	None.

Joint Book-Running Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC
Banco Bradesco BBI S.A.

ICBC Standard Bank Plc

Intesa Sanpaolo S.p.A.

NatWest Markets Securities Inc.

Co-Managers:

BBVA Securities Inc.

ING Financial Markets LLC

Santander Investment Securities Inc.

Truist Securities, Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Roberts & Ryan Investments, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397C50 / US345397C502

7.350% Notes due 2030

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 3, 2023

Settlement Date:	January 6, 2023 (T+3)

Stated Maturity:	March 6, 2030

Principal Amount:	$1,150,000,000

Interest Rate:	7.350%

Benchmark Treasury:	3.875% due December 31, 2029

Benchmark Treasury Yield and Price:	3.844%; 100-06

Yield to Maturity:	7.375%

Price to Public:	99.877% of principal amount plus accrued interest from January 6, 2023

Underwriting Discount:	0.825%

Net Proceeds (Before Expenses) to Issuer:	$1,139,098,000 (99.052%)

Interest Payment Dates:	Semi-annually on each March 6 and September 6, beginning March 6, 2023 (short first coupon)
Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to January 6, 2030 (two months prior to maturity date) (the “2030 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2030 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after January 6, 2030 (two months prior to maturity date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC
BMO Capital Markets Corp.

Credit Suisse Securities (USA) LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Co-Managers:

BBVA Securities Inc.

ING Financial Markets LLC

Santander Investment Securities Inc.

Truist Securities, Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Roberts & Ryan Investments, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397C68 / US345397C684

It is expected that delivery of the Notes will be made against payment therefor on or about January 6, 2023, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Deutsche Bank Securities Inc. at +1 (800) 503-4611, HSBC Securities (USA) Inc. at 1-866-811-8049, Mizuho Securities USA LLC at 1-866-271-7403, or RBC Capital Markets, LLC at 1-866-375-6829.